UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2025
NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: 440-892-1580
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nordson Corporation Executive Severance Policy
On October 23, 2025, the Compensation Committee (the “Committee”) of the Board of Directors of Nordson Corporation (“Nordson” or the “Company”) adopted the Nordson Corporation Executive Severance Policy (the “Policy”), effective November 1, 2025, in order to provide severance protections for certain Nordson executive officers in the event of a qualifying termination of employment that occurs outside of the two-year period following a change in control of the Company (“Change in Control Protection Period”).
Effective November 1, 2025, all Nordson executive officers who are based in the United States will be eligible to participate in the Policy, except for any such executive officer (such as Nordson’s President and Chief Executive Officer, Sundaram Nagarajan) who is a party to an employment agreement or other written agreement with the Company that otherwise provides for severance pay in connection with termination of employment outside of a Change in Control Protection Period. The Policy does not affect any rights that a participating executive may have under a separate Change-in-Control Retention Agreement with Nordson to receive severance benefits in connection with a termination of employment that occurs during a Change in Control Protection Period.
The Policy provides severance benefits upon the termination of a participating executive’s employment outside of a Change in Control Protection Period by the Company without “cause” (and not due to the executive’s death or disability) or by the executive for “good reason” (a “Qualifying Termination”).
For purposes of the Policy, “cause” generally means a participating executive’s: (i) commission of a felony or an act or series of acts that results in material injury to Nordson’s business or reputation; (ii) willful failure to perform duties of employment (unless cured within 30 days); (iii) breach of any material term, provision or condition of employment (unless cured within 30 days); or (iv) material failure to comply with the Company’s Code of Business and Ethical Conduct.
For purposes of the Policy, “good reason” generally means the occurrence any of the following conditions without the participating executive’s prior written consent: (i) a material diminution in the executive’s title, duties or responsibilities; (ii) a material diminution of the executive’s annual base salary; or (iii) a material reduction in the overall compensation and benefits opportunities made available by the Company to the executive. However, “good reason” will not be considered to exist unless the affected executive provides written notice to the Company within 90 days after the initial existence of the applicable condition, the Company fails to cure the condition (if it is curable) within 30 days after receipt of that notice, and the executive terminates his or employment within 90 days after the expiration of the Company’s cure period.
Upon a Qualifying Termination, a participating executive will be entitled to receive the following severance benefits (in addition to previously accrued but unpaid benefits), subject to the terms and conditions of the Policy:
•A lump-sum cash payment equal to the executive’s annual base salary;
•A pro-rated annual incentive bonus for the year of termination, based on actual full-year performance and paid at the same time as bonuses are paid to active participants;
•Subject to the executive’s election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the executive’s continued copayment of premiums, the Company will continue to pay the employer portion of medical, dental, and vision coverage for up to 12 months;
•Outplacement services for up to 12 months, capped at $10,000; and
•The executive’s outstanding equity awards shall be treated in accordance with the applicable Nordson equity plan and award agreements.
A participating executive’s right to receive severance benefits under the Policy is conditioned upon the executive providing Nordson with a release of claims, as well as the executive’s compliance with customary restrictive covenants, including confidentiality, non-disparagement and cooperation covenants, and, where enforceable by law, one-year non-competition and non-solicitation restrictions. Severance benefits under the Policy also are subject to forfeiture or repayment to the extent required by Nordson’s Clawback Policy.
The Policy will be administered by the Committee and is subject to amendment or termination by Nordson at any time (provided that no amendment or termination of the Policy will impair the rights of a participating executive who has already incurred a Qualifying Termination).

The foregoing description of the Policy is a summary only, does not purport to be a complete description, and is qualified in its entirety by reference to the full text of the Policy, which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending October 31, 2025.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION

Date:	October 28, 205	By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Executive Vice President, General Counsel & Secretary